Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Eric Lindblom – 336-436-6739
Burlington, NC 27215	Shareholder Direct: 800-LAB-0401
Telephone: (336) 584-5171	Company Information: www.labcorp.com

LabCorp to be the First National Commercial Lab

to Offer Roche’s COBAS® TaqMan® HBV Test

Burlington, NC, November 06, 2008 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announces that it will be the first national clinical laboratory to offer HBV PCR testing using a newly FDA approved assay, the Roche COBAS® TaqMan® HBV Test. This assay, to be offered next week, is intended to be used as an aid in managing patients with chronic HBV infection undergoing antiviral therapy. Since the goal of HBV therapy is to treat until circulating virus can no longer be detected it is important that viral DNA monitoring assays provide a high level of sensitivity. The Roche COBAS® TaqMan® HBV Test accurately measures HBV DNA levels as low as 29 international units (IU) per mL, and can detect as positive more than 95% of samples containing as few as 3.5 IU/mL (in plasma) and 3.4 IU/mL (in serum).

“Therapeutic decisions are influenced by both pre- and post-treatment HBV viral loads. The Roche COBAS® TaqMan® HBV Test can accurately measure HBV DNA levels from 29 to 110,000,000 IU/mL,” said Myla P. Lai-Goldman, M.D., Executive Vice President, and Chief Medical Officer of LabCorp. “I am pleased that LabCorp’s leading position in hepatitis testing allows us to be the first Laboratory to make this enhanced test available.”

“An FDA approved NAT test has long been the standard for managing patients with HIV and Hepatitis C and we are pleased to bring that high level of standardized viral load measurement to Hepatitis B treatment,” said Daniel O’Day, President and CEO of Roche Molecular Diagnostics. “This new Roche Real-Time PCR test enables laboratories to deliver reliable healthcare information with ease to allow physicians to more efficiently monitor their patients and improve treatment outcomes.”

About LabCorp®

Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.1 billion in 2007, over 26,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2007, and subsequent SEC filings.